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                                                     NORRIS COMMUNICATIONS, INC.
                                                                  EXHIBIT 4.11.1
                                 Form of Amendment No. 1 To Common Stock Warrant
                               (Each Amendment is identical except for the dates
                                             and the name of the Warrant Holder)

                                 AMENDMENT NO. 1

                                       TO

                              COMMON STOCK WARRANT


        The Common Stock Warrant, dated _______, 1996, by Norris Communications, Inc. ("Company") in favor of __________________ ("Holder"), is hereby amended as follows:

               1. The Exercise Price of the Warrant set forth in Section 4 shall be the lesser of (i) $0.0875 per share or (ii) eighty percent (80%) of the average closing bid price for the Common Stock for the 10 trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock including the changes described in Section 7. The Exercise Price shall be further amended for any new issuances by the Company of common shares or securities convertible into common shares for per share consideration less than $0.0875 or the then effective Exercise Price. On the date of such issuance the Exercise Price shall be adjusted to the effective issuance price for the new securities.

               This amended Exercise Price shall still be adjusted (or the face value adjusted prior to division by the Exercise Price) as provided in
        Section 4(c) to reflect the 7% additional amount and to reflect prior penalties. The amended Exercise Price shall also be subject to adjustment as provided in Section 7.

               2. The Maximum Coverage Price requirement of Section 3 (b) shall be terminated and the Company shall be obligated to maintain sufficient Common Shares for exercise consistent otherwise with the terms of
        Section 3 (b).

               3. While the further exercise of warrants has been suspended by the provisions of Section 3(b), it is agreed that prior to the authorization of additional common shares that any available common shares arising from option expiration, option and warrant cancellations or other similar events shall be offered for issuance prorata to existing warrant holders based on the face value of each warrant. Any amount not accepted by a warrant holder shall be offered for issuance amongst any remaining holders. The Company shall cause a minimum of 1,000,000 common shares to be made available from the shares reserved for presently outstanding stock options and warrants on or before September 30, 1997. The Company shall make available an additional 1,000,000 common shares from these sources on or before October 31, 1997 unless additional common shares are authorized prior thereto. The Company, in addition, shall utilize its reasonable best efforts to make additional reserved shares available for issuance to warrantholders on or before December 31, 1997.

               4. No warrant holder shall be entitled to exercise its warrants in whole or in part, if, as a result of such exercise, such holder will own more than 9.9% of the outstanding shares of the Company. Any attempt by holder to exercise and acquire more than 9.9% shall automatically be deemed void as to such excess. It shall be the obligation of the holder to accurately report to the Company its holdings at each exercise in compliance with this amendment. This item 4 amendment shall be effective as of _______, 1996.



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                                                                 Amendment No. 1
                                                                     Page 2 of 2


               5. The Company shall call and hold a stockholders meeting or otherwise conduct a consent solicitation on or before December 15, 1997 for the purpose of seeking approval to increase the authorized number shares of common stock. The Company shall utilize its best efforts to prepare and file a preliminary proxy statement or consent solicitation with the Securities and Exchange Commission on or before September 30, 1997, conditioned on timely completion of the proposed offering, and to diligently pursue approval of the proposed share increase. Should the Company propose a reverse stock split or consolidation, no such share adjustment shall be effective prior to 60 days after additional shares issuable to the Holders are authorized, registered, legally available for sale and available for delivery by the transfer agent. The Company shall reserve sufficient common shares for the Holders to exercise the balance of the Warrants according to their terms at the Exercise Price from the first of any new common share authorizations.


        Failure by the Company to either (i) comply with the additional share requirement of item 3 or (ii) take the actions and to obtain the approvals for additional authorized common shares specified in item 5 at such meeting (including any adjournment thereof up to January 31, 1998) or, with respect to a consent solicitation, at the expiration of any consent solicitation period (including extensions up to January 31, 1998), shall enable the holder to nullify this amendment at the holders option to be specified to the Company in writing within 5 days of such failure.

        Except as provided in this Amendment No. 1 to Common Stock Warrant, all terms and provisions of the Common Stock Warrant are in full force and effect, and have not been changed, amended or modified.

        IN WITNESS WHEREOF, this Amendment No. 1 to Common Stock Warrant is entered into as of this ___ day of September, 1997.

                              "Company"

                              NORRIS COMMUNICATIONS, INC.
                              a Delaware corporation

                              By: /s/ FRED FALK
                                 --------------------------
                                 Fred Falk

                              Title: President

                              "Holder"

                              -----------------------------

                              By:
                                  -------------------------
                              Title:
                                     ----------------------



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